                       THIRD AMENDMENT TO LOAN AGREEMENT

     This Third Amendment to Loan Agreement ("Amendment") is entered into by and among the Business Development Corporation of South Send, Mishawaka, St. Joseph County, Indiana (formerly South Bend Development Corporation) ("BDC") and New Energy Company of Indiana Limited Partnership, an Indiana limited partnership ("New Energy").

                                  RECITALS
                                  --------

     1. On October 14, 1982, the BDC and New Energy entered into a Loan Agreement which was amended by Amendment to Loan Agreement dated February, 1990 and further amended by letter agreement ("Letter Agreement") dated March 27, 1996 (collectively the "Loan Agreement").

     2. In the Letter Agreement, New Energy, by reason of a marked increase in corn prices, requested that the BDC allow New Energy to suspend payments of principal and interest on the Promissory Note in the original principal amount of Two Million Two Hundred Seventy-Two Thousand Nine Hundred Three and 31/100 Dollars ($2,272,903.31) dated October 24, 1984 as amended by an Amendment to Promissory Note dated April 10, 1990 ("Note 1") and the Promissory Note in the original principal amount of One Hundred Fifty-Nine Thousand Three Hundred Sixty and 95/100 Dollars ($159,360.95) dated October 24, 1985 as amended by an Amendment to Promissory Note dated April 10, 1990 ("Note 2") executed by New Energy in favor of the BDC in accordance with the Loan Agreement. The request was approved by the BDC, with such suspended amounts being evidenced by an additional promissory note ("Note 3"); the suspended payments on Note 1 and Note 2 were the quarterly payments due February 1, 1996, May 1, 1996 and August 1, 1996. Payments on Note 1 and Note 2 are to recommence on October 1, 1996. Monthly payments on Note 3 are to begin on October 1, 1996.

     3. New Energy has requested that the BDC approve: 1) further relief from payments of principal and interest on Note 1 , Note 2 and Note 3; 2) the amendment of Note 1 and Note 2 to provide for monthly payments; and 3) a borrowing from New Energy Corporation of Indiana ("General Partner") of Five Hundred Thousand Dollars ($500,000) ("General Partner Loan") and of an amount to be determined by Great American Insurance Company, an affiliate of American Financial Group, Inc., or another affiliate thereof ("Lender") estimated to be

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                                                                             2

approx Ten Million Dollars ($10,000,000) to be supported by the collateral to be pledged to the Lander ("AIC Loan").

     4. New Energy is indebted to the United State of America, acting by and through the Secretary of Energy (the "Secretary"), in the original aggregate principal amount of $95,622,523.26 pursuant to the terms of a Promissory Note dated as of December 23, 1991 in the original principal amount of $55,000,000.00 and a Promissory Note dated as of December 23, 1991 in the original principal amount of $40,622,523.26 (the "Secretary's Debt"). New Energy continues to make periodic payments on the Secretary's Debt and has requested deferral of such payments on terms similar to those set forth herein relating to BDC.

     5. Subject to the terms hereof , the BDC has agreed to New Energy's requests.

     Now, therefore, in consideration of the premises, the following mutual agreements and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree that the Loan Agreement is further amended as follows:

     1. All terms used in this Amendment, unless otherwise defined, shall have the meaning ascribed to them in the Amended and Restated Loan Restructuring Agreement between New Energy, the General Partner, and the Secretary dated December 23, 1991, as amended on the date hereof by Amendment No. 1 to Amended and Restated Loan Restructuring Agreement.

     2. Except as hereinafter provided, beginning on October 1, 1998 through and including the AIC Maturity Date ("Deferral Period"), the obligation of New Energy to make principal and interest payments on Note 1,
Note 2 and Note 3 ("Deferred Payments") shall be deemed satisfied upon the execution of Note 4 as hereinafter defined.

     3. On the first day of each month during the Deferral Period beginning on October 1, 1996, the Deferred Payments shall be added to a new Promissory note ("Note 4") to be executed by New Energy in favor of the BDC.
Note 4 shall be in substantially the form attached hereto as Exhibit "A."
Note 1, Note 2, Note 3 and Note 4 shall collectively be referred to as the "Notes."

     4. Amounts due under Note 4 shall accrue interest at the rate of six percent (6%) per annum.

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                                                                             3

     5. In the avant that: (1) the monthly calculation of Cash Flow exceeds the interest then due and owing on the AIC Loan; the AIC Loan has been prepaid and has no current outstanding principal balance; the operating Account has a balance of at least One Million Five Hundred Thousand Dollars ($1,500,000); the Working Capital Account has a balance of Two Million Dollars ($2,000,000); and the Capital Expenditure Account has a balance of One Million Three Hundred Thousand Dollars ($1,300,000), the suspension of payment referred to in paragraph 2 above shall be all or partially terminated for such month and such Cash Flow (to the extent it exceeds the interest then due and owing on the AIC Loan, prepayment of any outstanding balance of the AIC Loan and the amounts of One Million Five Hundred Thousand Dollars [$1,500,000] in the Operating Account, Two Million Dollars [$2,000,000] In the Working
Capital Account and One Million Three Hundred Thousand Dollars [$1 300,000] in the Capital Expenditure Account) shall be first applied towards the monthly $631,533 payment on Note A, second applied to the payments due on the Notes and the balance shall be applied as a payment of Note B; 2) the AIC Loan has been repaid in its entirety and New Energy has terminated the AIC Loan; and New Energy has an deposit in its Operating Account at least the sum of One Million Five Hundred Thousand Dollars ($1,500,000), in its Working Capital Account the sum of Two Million Dollars ($2,000,000) and in its Capital Expenditure Account the sum of One Million Three Hundred Thousand Dollars ($1,300,000), the suspension of the monthly payments as set forth in this Amendment shall be irrevocably terminated and New Energy shall be required to resume the monthly payments; and (3) by December 31, 1996, New Energy shall have made any payment on Note A pursuant to (1) above, then, unless New Energy and the Secretary agree that the price of corn is projected to substantially increase in 1997 and by reason thereof, New Energy will, continue to experience cash flow difficulties in 1997, commencing February 1, 1997, New Energy shall commence payments on a monthly basis of the interest then duo and owing on Note 1, Note 2 and Note 3 with the principal amounts continuing to be added to Note 4.

     6. Commencing on the first day of the month immediately following the AIC Maturity Date, New Energy's obligation to make principal and interest payments as set forth in the Loan Agreement and the Notes shall recommence.

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                                                                             4

     7. A now paragraph 2(b)(iv) is added to the Loan Agreement as follows:

            (iv) A loan to be made in an amount to be determined by Great American Insurance Company, an affiliate of American Financial Group, Inc., or another affiliate thereof ("Lander") estimated to be approximately Ten Million Dollars ($10,000,000) which is supported by the collateral to be pledged to the Lender.

     8. Section 2A of the Loan Agreement shall be amended by deleting the second sentence thereof and substituting the following:

     A. Subject to paragraph 5 on page 3 of the Third Amendment to Loan Agreement by and between the parties, payments of principal and interest shall be made on a monthly basis beginning on October 1, 1996 with subsequent payments being made on the first day of each consecutive month thereafter to the date of maturity, all as described in two promissory notes, as amended, the first of which is dated October 2, 1984 In the original amount of $2,272,903.31 and the second dated October 24, 1985 in the original amount of $159,360.95, such Notes evidencing the obligation of New Energy to the BDC under the terms of the Loan Agreement. All principal and accrued interest shall be due and payable on November 1, 1999.

     9. New Energy agrees that it will transfer funds from the Working Capital Account and the Capital Expenditure Account into the Operating Account and use such transferred funds for operation and maintenance of the Plant prior to drawing down loans under the AIC Loan.

     10. The BDC hereby approves the borrowing under the General Partner Loan; New Energy will commence repayment of the General Partner Loan at such time as the AIC Loan has been repaid and repayment would be limited to payments out of Cash Flow.

     11. The parties acknowledge that New Energy's Indiana real estate taxes which were due and payable on May 10, 1996 are delinquent. The
BDC hereby agrees that it will not declare a default by New Energy under the Loan Agreement or the Notes because of the delinquent taxes unless such taxes remain unpaid after November 11, 1996.

     12. New Energy hereby agrees that execution of documents evidencing deferral of payments on the Secretary's Debt during the year 1996 must occur within thirty (30) days of the execution hereof by the last person to do so.

The execution of such documents is a condition subsequent to this agreement. This agreement shall become effective only upon the occurrence of said condition subsequent.

     13. It New Energy receives notice that it is in default under the AIC Loan or the General Partner Loan, New Energy shall immediately provide BDC with notice of such default. Any default under the General Partner Loan or the AIC Loan by New Energy shall constitute an event of default under the Loan Agreement entitling BDC, subject to the Subordination and Intercreditor Agreement dated August 23, 1998 among New Energy, the United States of America, the BDC and Great American Insurance Company, to accelerate the amounts owed it and to take any and all other actions available to it under the Loan Agreement and applicable law.

     14. All other terms and conditions of the Loan Agreement and the Notes remain in full force and effect.

     Dated this 23rd day of August, 1996.


BUSINESS DEVELOPMENT CORPORATION          NEW ENERGY COMPANY OF INDIANA
OF SOUTH BEND, MISHAWAKA,                 LIMITED PARTNERSHIP BY NEW ENERGY
ST. JOSEPH COUNTY, INDIANA                CORPORATION OF INDIANA, ITS
                                          GENERAL PARTNER



/S/                                    /S/
---------------------------------      ---------------------------------------
By:  Donald R. Kyle                    By: Larry W. Singleton
   ------------------------------         ------------------------------------
Its:  President                        The President of New Energy
    -----------------------------      Corporation of Indiana, General Partner